CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Event:  August 23, 2010

(date of earliest event reported)

GREEN ENDEAVORS, INC.

(Exact name of registrant as specified in its charter)

UTAH

(State or other jurisdiction of incorporation or organization)

000-54018 (Commission File Number)	27-3270121 (IRS Employer Identification Number)

59 West 100 South, Suite 200, Salt Lake City, Utah 84101

(Address of principal executive offices)

(801) 575-8073

(Registrant's telephone number, including area code)

Green Endeavors, Ltd.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03        AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGES IN FISCAL YEAR

On August 4, 2010 by Written Consent of the majority of the voting rights of the shareholders of the Registrant consent was given to authorize the board of directors to move the domicile of the corporation from Delaware to the State of Utah, in conjunction with that change the following actions will also be taken at the same time;  Green will change the name of the corporation to Green Endeavors, Inc.,  a forward split of the issued and outstanding shares of the common stock on a 1 for five basis, by the same proportion the number of authorized shares will be increased to 2.5 billion to maintain the same ratios of authorized shares to issued shares, amend the designations of the Preferred Stock.  The change in the designation of the Supervoting Preferred Stock will increase its voting rights from 10 votes per share to 100 votes per share, and the amendment to the designation of the Series B Preferred Shares will modify the language in the designation regarding changes in the common stock and the time period allowed to the corporation to respond to request for conversion up to 90 days.

These actions of Green Endeavors, Ltd., a Delaware Company, the “Registrant”, in connection with resolutions of the Board of Directors and the written consent of the holders of in excess of 84% of the voting rights of the shareholders of Green.  The board of directors, as approved by the written consent of the holders of in excess of 84% of the voting rights of the shareholders of the Registrant, made the redomicle of the corporation to the State of Utah effective as of August 23, 2010 and the forward split to become effective as of August 26, 2010.

ITEM 9.01     Financial Statements and Exhibits

The following exhibits are included as part of this report:

Exhibit No.	Page No.	Description

3(iii)	Attached	PLAN OF MERGER and SHARE EXCHANGE AGREEMENT

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 26th day of August, 2010.

 Green Endeavors, Inc.

                                                                                      /s/ Richard Surber     .

Richard Surber, CEO & President